SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12

                           HIRSCH INTERNATIONAL CORP.
                (Name of Registrant as Specified In Its Charter)

                           Ronald Krasnitz, Secretary
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check Appropriate Box):

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2). [ ]
$500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3). [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)  Title of each class of securities to which transaction applies:



    2)  Aggregate number of securities to which transaction applies:


    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:



    4)  Proposed maximum aggregate value of transaction:



[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:

    2)  Form, Schedule or Registration Statement:

    3)  Filing Party:

        Ronald Krasnitz, Secretary, Hirsch International Corp.
        ------------------------------------------------------

    4)  Date Filed: May 30, 2001



                           HIRSCH INTERNATIONAL CORP.
                            (a Delaware corporation)

                              NOTICE OF 2001 ANNUAL
                          MEETING OF STOCKHOLDERS TO BE
                       HELD AT 10:00 A.M. ON JULY 11, 2001


To the Stockholders of HIRSCH INTERNATIONAL CORP.:

     NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Stockholders (the "Meeting") of HIRSCH INTERNATIONAL CORP. (the "Company") will be held on July 11, 2001, at 10:00 A.M. at The Wyndham Wind Watch Hotel, 1717 Motor Parkway, Hauppauge, New York 11788 for the following purposes:

     1. to elect seven directors;

     2. to ratify the appointment of BDO Seidman LLP as the Company's independent auditors for the fiscal year ending January 31, 2002; and

     3. to transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

     The Board of Directors has fixed May 14, 2001, at the close of business, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, and only holders of record of shares of the Company's Common Stock at the close of business on that day will be entitled to vote. The stock transfer books of the Company will not be closed.

     A complete list of stockholders entitled to vote at the Meeting shall be available at the offices of the Company during ordinary business hours from June 8, 2001 until the Meeting for examination by any stockholder for any purpose germane to the Meeting. This list will also be available at the Meeting.

     All stockholders are cordially invited to attend the Meeting in person. However, whether or not you expect to be present at the Meeting, you are urged to mark, sign, date and return the enclosed Proxy, which is solicited by the Board of Directors, as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Meeting. The shares represented by the Proxy will be voted according to your specified response. The Proxy is revocable and will not affect your right to vote in person in the event you attend the Meeting.

                                             By Order of the Board of Directors

                                             /s/ Ronald Krasnitz

                                             Ronald Krasnitz, Secretary
Hauppauge, New York
May 30, 2001



                           HIRSCH INTERNATIONAL CORP.
                             200 Wireless Boulevard
                               Hauppauge, NY 11788
                         ------------------------------

                                 PROXY STATEMENT
                         ------------------------------

                       2001 ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD AT 10:00 A.M. ON JULY 11, 2001

     The enclosed Proxy Statement is solicited by the Board of Directors of HIRSCH INTERNATIONAL CORP. (the "Company") in connection with the 2001 Annual Meeting of Stockholders (the "Meeting") to be held on July 11, 2001, at 10:00 a.m. at The Wyndham Wind Watch Hotel, 1717 Motor Parkway, Hauppauge, New York 11788 and any adjournment thereof. The Board of Directors has set May 14, 2001, at the close of business, as the record date ("Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting. As of the record date, the Company had 6,300,760 shares of Class A Common Stock and 2,668,139 shares of Class B Common Stock outstanding. A stockholder executing and returning a proxy has the power to revoke it at any time before it is exercised by filing a later proxy with, or other communication to, the Secretary of the Company or by attending the Meeting and voting in person. The proxy will be voted in accordance with your directions as to:

     (1) the election of the persons listed herein as directors of the Company;

     (2) the ratification of the appointment of BDO Seidman LLP as the Company's independent auditors for the fiscal year ending January 31, 2002; and

     (3) the transaction of such other business as may properly come before the Meeting and any adjournment or postponement thereof.

     In the absence of direction, the proxy will be voted in favor of these proposals.

     The entire cost of soliciting proxies will be borne by the Company. The cost of solicitation, which represents an amount believed to be normally expended for a solicitation relating to an uncontested election of directors, will include the cost of supplying necessary additional copies of the solicitation materials and the Company's 2001 Annual Report to Stockholders (the "Annual Report") to beneficial owners of shares held of record by brokers, dealers, banks, trustees, and their nominees, including the reasonable expenses of such recordholders for completing the mailing of such materials and Annual Report to such beneficial owners.

     In voting at the Meeting, each stockholder of record on the Record Date of either Class A or Class B Common Stock will be entitled to one vote on all matters other than the election of directors, where the holders of the Class B Common Stock will elect four of the directors (Class B directors), and the holders of Class A Common Stock will elect three of the directors (Class A directors). Holders of a majority of the outstanding shares of Common Stock must be represented in person or by proxy in order to achieve a quorum to vote on all matters other than the election of directors. To vote for the Class A directors, holders of a majority of the outstanding shares of Class A Common Stock must be represented in person or by proxy in order to achieve a quorum. To vote for the Class B directors, holders of a majority of the outstanding shares of Class B Common Stock must be represented in person or by proxy in order to achieve a quorum. The Proxy Statement, the attached Notice of Meeting, the enclosed form of Proxy and the Annual Report on Form 10K are being mailed to stockholders on or about June 8, 2001.

                            1. ELECTION OF DIRECTORS

     Seven directors are to be elected by a plurality of the votes cast at the Meeting, each to hold office until the next Annual Meeting of Stockholders and until his respective successor is elected and qualified.

     Of the persons named below, Messrs. Broitman, Schenendorf and Krasnitz have been nominated for election as Class A directors and Messrs. Arnberg, Gardner, Levine and Tsonis have been nominated for election as Class B directors. The persons named in the accompanying Proxy have advised management that it is their intention to vote for the election of Messrs. Broitman, Schenendorf and Krasnitz as Class A directors and for the election of Messrs. Arnberg, Gardner, Levine and Tsonis as Class B directors unless authority is withheld.

                  o        Henry Arnberg
                  o        Marvin Broitman
                  o        Herbert M. Gardner
                  o        Paul Levine
                  o        Ronald Krasnitz
                  o        Douglas Schenendorf
                  o        Tas Tsonis

     Management believes that each nominee will be able to serve. If any nominee becomes unable or unwilling to serve, proxies may be voted for the election of such person or persons as the Board of Directors determines.

Information Regarding Executive Officers and Directors

     The following table sets forth the names and ages of the Company's directors and executive officers and the positions they hold with the Company:

                Name                       Age                                Position
                ----                       ---                                --------
Henry Arnberg.......................       58        Chairman of the Board of Directors and Chief Executive Officer
Paul Levine.........................       48        President and Director
Richard M. Richer...................       49        Executive Vice President - Finance and Administration, and
                                                     Chief Financial Officer
Tas Tsonis..........................       49        Vice President and Director; Chief Executive Officer of Pulse
                                                     Microsystems Ltd.
Brian Goldberg......................       42        Vice President; President of Pulse Microsystems Ltd.
Ronald Krasnitz.....................       60        Executive Vice President, Secretary and Director, Chief
                                                     Operating Officer; President of Tajima USA, Inc.
Marvin Broitman.....................       62        Director
Herbert M. Gardner..................       61        Director
Douglas Schenendorf.................       50        Director
Thaddeus Pawelec....................       52        Vice President - Marketing, Vice President of HAPL Leasing
                                                     Co., Inc.
Kristof Janowski....................       48        Vice President - National Sales
Howard Arnberg......................       31        Vice President - New Business Development, Assistant
                                                     Secretary and Corporate Counsel
Nicholas Florio.....................       40        Vice President - Administration

     Henry Arnberg has been employed by the Company since 1970, and held the positions of Chief Executive Officer and Chairman of the Board of Directors of the Company since 1980. Mr. Arnberg also served as President of the Company until December 1998. Mr. Arnberg received a Bachelor of Science in Accounting from the University of Bridgeport in 1965 and an MBA in Finance and Management from Adelphi University in 1971.

     Paul Levine has been employed by the Company since 1974 and has been President since December 1998 and a Director of the Company since 1981. From 1981 to December 1998, he served as the Company's Chief Operating Officer, Executive Vice President and Secretary. Mr. Levine received a Bachelor of Science in Business from New York University in 1974.

     Richard M. Richer was first employed by the Company in January 1999 as Vice President of Finance and Chief Financial Officer and then assumed responsibilities as Executive Vice President - Finance and Administration and CFO in March 2000. From 1998 to 1999 Mr. Richer was Chief Financial Officer at Blue Ridge Farms, Inc. From 1996 to 1998 Mr. Richer was Vice President, Chief Operating Officer and Chief Financial Officer of Sartorius North America Inc., a division of Sartorius AG, a scientific instruments manufacturer, with additional responsibilities as President of Sartorius, Inc. (Puerto Rico) manufacturing division, Head of the Stainless Fluid Products division, and President of Sartorius, Canada. From 1988 to 1996 Mr. Richer was employed by Joseph E. Seagram & Co., and held various positions in finance and operations, lastly as a Director of Finance and Operations for the Tropicana Dole Beverage Division. Mr. Richer earned a Bachelor of Science from Babson College in 1973, an MBA from Babson College in 1974, and qualified for CCM certification in June, 2000.

     Tas Tsonis was  elected a  Director  of the  Company in April 1994 and Vice
President of the Company in September 1994. Mr. Tsonis co-founded Pulse Microsystems Ltd. ("Pulse") in 1982 and has been retained or employed by Pulse since that time. From 1989 to 1999, Mr. Tsonis was the President of Pulse. In 1999, Mr. Tsonis became Chief Executive Officer of Pulse. Mr. Tsonis received a Bachelor of Mathematics in Computer Science and Statistics from the University of Waterloo in 1975 and a Master of Science in Computer Science from the University of Toronto in 1981.

     Brian Goldberg was elected Vice President of the Company in September 1994. In 1982, Mr. Goldberg co-founded Pulse Microsystems Ltd. and has been retained or employed by Pulse since that time. From 1989 to 1999, Mr. Goldberg was the Executive Vice President and Chief Technology Officer of Pulse. Since 1999, Mr. Goldberg has been President and Chief Technology Officer of Pulse. Mr. Goldberg received a Bachelor of Arts in Economics from the University of Toronto in 1980 and an LLB and MBA from York University in 1984.

     Ronald Krasnitz was elected Director of the Company in June 1996 and Executive Vice President, Chief Operating Officer and Secretary in December 1998. Prior to joining the Company, Mr. Krasnitz was employed by Sewing Machine Exchange, Inc. since 1971. In addition to his positions with the Company, Mr. Krasnitz presently serves as President of Tajima USA, Inc. Mr. Krasnitz received a Bachelor of Science in Mechanical Engineering from the University of Illinois in 1963 and an MBA from the University of Chicago in 1966. Mr. Krasnitz is a Registered Professional Engineer in the State of Illinois.

     Marvin Broitman was elected a Director of the Company in April 1994. Since 1968, he has been Vice President of Uniwave, Inc., a company engaged in the engineering and manufacturing of automation accessory equipment for textile machinery. Mr. Broitman received a Bachelor of Electrical Engineering degree from City College in 1961 and an MBA from the Harvard Business School in 1968.

     Herbert M. Gardner was elected a Director of the Company in April 1994. Since 1978, Mr. Gardner has been a Senior Vice President of Janney Montgomery Scott LLC, an investment banking firm. Mr. Gardner is Chairman of the Board of Directors of Supreme Industries, Inc. a manufacturer of specialized truck bodies and shuttle buses. Mr. Gardner is also a Director of Nu Horizons Electronics Corp., an electronic component distributor; Transmedia Network, Inc., a specialized transaction -based dining and consumer savings program marketer; TGC Industries, Inc., a geophysical services company; and Co-Active Marketing Group, Inc., a marketing and sales promotion company. Mr. Gardner is also a Director of Rumson-Fair Haven Bank and Trust Company, a New Jersey state independent, commercial bank and trust company.

     Douglas Schenendorf was elected a Director of the Company in April 1994. From 1980 to January 1999, Mr. Schenendorf was the President of D.S.I. Associates, Inc., an insurance brokerage firm. In February 1999, Mr. Schenendorf sold D.S.I. Associates, Inc. to Kaye Insurance Associates, Inc. and is currently a Senior Vice President of Kaye Insurance Associates, Inc.

     Thaddeus Pawelec has been employed by the Company as Vice President of HAPL Leasing Co., Inc. since May 1993. Effective 1999, Mr. Pawelec assumed additional responsibilities as the Company's Vice President - Marketing.

     Kristof Janowski has been employed by the Company since March, 1987. Since June 1999, Mr. Janowski has served as the Company's Vice President - National Sales. From October 1994 until June 1999, Mr. Janowski served as the Company's Vice President - Midwest and West Coast sales.

     Howard Arnberg has been employed by the Company since 1995, serving in various operational roles. He assumed responsibilities as Vice President - New Business Development in February 1999 and Assistant Secretary in December 1998. From 1995 to 1999 Mr. Arnberg was Corporte Counsel. Mr. Arnberg earned a Bachelor of Science in Business Administration from the University of Florida at Gainesville in 1991 and a Juris Doctor from Brooklyn Law School in 1994. He is a member of the New York State Bar Association and the American Bar Association.

     Nicholas Florio joined Hirsch in October of 1997 as the Company's Vice President - Human Resources. Since February 2000, Mr. Florio has served as the Company's Vice President - Administration. From 1992 until he joined the Company, Mr. Florio was employed by Woolworth Corporation a.k.a. Venator Group as Vice President - Human Resource Administration of the Athletic Footwear and Apparel Division. Mr. Florio received his Bachelor of Science in Human Resource Management from the State University of New York, College at Oswego in 1982. He also attended Pace University - Lubin School of Business where he received his MBA in Information Systems in 1989.

     All Directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. The Company's executive officers are elected annually by the Board of Directors and serve at the discretion of the Board. There are no family relationships between any of the directors, executive officers or persons nominated or chosen by the Company to become directors or executive officers, other than Howard Arnberg, the Company's Vice President - New Business Development, Assistant Secretary and General Counsel, who is the son of Henry Arnberg, the Company's Chairman of the Board of Directors and Chief Executive Officer.

     The Company's By-Laws provide that the Company shall indemnify each Director and such of the Company's officers, employees and agents as the Board of Directors shall determine from time to time to the fullest extent provided by the laws of the State of Delaware.

     The Company carries insurance providing indemnification, under certain circumstances, to all of its directors and officers for claims against them by reason of, among other things, any act or failure to act in their capacities as directors or officers. The current annual premium for such insurance is approximately $118,000, all of which is paid by the Company. To date, no sums have been paid to any past or present director or officer of the Company under this or any prior indemnification insurance policy.

     The Company has also entered into Indemnity Agreements with all of its directors and executive officers. The Indemnity Agreements provide for indemnification of the Company's directors and officers to the fullest extent permitted by the provisions of the General Corporation Law of the State of Delaware.

     The Indemnity Agreements provide that the Company will pay any costs which an indemnitee actually and reasonably incurs because of any claims made against him by reason of the fact that he is or was a director or officer of the Company, except that the Company is not obligated to make any payment which the Company is prohibited by law from paying as indemnity, or where (a) a final determination is rendered on a claim based upon the indemnitee's obtaining a personal profit or advantage to which he was not legally entitled; (b) a final determination is rendered on a claim for an accounting of profits made in connection with a violation of Section 16(b) of the Securities Exchange Act of 1934, or similar state or common law provisions; (c) a claim where the indemnitee was adjudged to be deliberately dishonest; or (d) a final determination is rendered that indemnification is not lawful.

Meetings and Committees of the Board of Directors

     The Board of Directors has an Audit Committee, a Compensation Committee and a Stock Option Committee. The Board of Directors does not have a nominating committee or a committee performing the functions of a nominating committee.

     Messrs. Broitman, Gardner and Schenendorf serve on the Compensation Committee and the Audit Committee, while Messrs. Broitman and Gardner serve on the Stock Option Committee. The Compensation Committee and the Stock Option Committee each held two (2) and one (1) meetings, respectively, and did not act by unanimous written consent during the fiscal year ended January 31, 2001. The function of the Compensation Committee is to determine the compensation of the Company's executives. The Stock Option Committee administers the Company's stock option plans and awards stock options.

     The Board of Directors met on seven (7) occasions and acted two (2) times by unanimous written consent during the last fiscal year.

Audit Committee Report:

     The members of the Audit Committee are Marvin Broitman, Herbert M. Gardner and Douglas Schenendorf. The Audit Committee held four (4) meetings and did not act by unanimous written consent during the fiscal year ended January 31, 2001. The function of the Audit Committee is to recommend annually to the Board of Directors the appointment of the independent public accountants of the Company, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent public accountants, review and approve non-audit services of the independent public accountants, review compliance with existing major accounting and financial policies of the Company, review the adequacy of the financial organization of the Company and review management's procedures and policies relative to the adequacy of the Company's internal accounting controls. The audit committee meets with the outside auditors on a quarterly basis to review the quarterly filings with the SEC on Form 10Q, in accordance with current regulatory requirements. The Audit Committee has adopted and has complied with its charter in accordance with current regulatory requirements, which is attached as an exhibit to this Proxy.

                                AUDIT COMMITTEE:

                                 Marvin Broitman
                               Herbert M. Gardner
                               Douglas Schenendorf


Key Employees

     The following table sets forth the names and ages of the Company's additional key employees:

                Name                          Age      Position
                ----                          ---      --------

Jack Meisner........................          57       Corporate Controller

     Jack Meisner has been employed by the Company since October 1999. From August 1982 to July 1997, Mr. Meisner was the Controller of Leslie Supply Co. Inc. After its acquisition and transfer of administrative positions to Florida, Mr. Meisner spent two years as a consultant. Mr. Meisner received his Bachelor of Business Administration in Accounting from CCNY in 1965. Mr. Meisner became a CPA in 1968. He is a member of the American Institute of CPAs and the New York State Society of CPAs.

Director's Compensation

     Directors who are employees of the Company or its subsidiaries receive no compensation, as such, for service as members of the Board other than reimbursement of expenses incurred in attending meetings. Directors who are not employees of the Company or its subsidiaries receive an annual directors' fee of $6,000 plus $1,000 for each board meeting and $500 for each committee meeting attended, and are reimbursed for expenses incurred in attending such meetings. In addition, all non-employee directors participate in the Company's 1994
Non-Employee Director Stock Option Plan. The Company's officers are elected annually by the Board of Directors and serve at the discretion of the Board.

Executive Compensation

     The following table sets forth the compensation earned during the three fiscal years ended January 31, 2001, 2000, and 1999 by the Company's Chief Executive Officer and by the four most highly paid Company's Executive Officers whose total compensation for such periods exceeded $100,000 (the "Named Executives"):

                           SUMMARY COMPENSATION TABLE
                           --------------------------

                                                                                                              Long-Term
                                                                Annual Compensation                       Compensation Awards
                                                     -----------------------------------------         --------------------------

                                                                                 Other                          All
Name and                                                                         Annual                        Other
Principal Position                   Fiscal Year     Salary        Bonus      Compensation      Options     Compensation
------------------                   -----------     ------        -----      ------------      -------     ------------

Henry Arnberg                           2001       $100,000              -        $  3,460           -            $500
  Chairman of the Board of              2000       $246,749              -        $  3,460           -               -
  Directors and Chief                   1999       $393,625              -        $ 17,359           -               -
  Executive Officer

Ronald Krasnitz                         2001       $295,337              -        $  2,362           -             $400
  Executive Vice President,             2000       $295,337              -        $  2,462       18,000               -
  Chief Operating Officer,              1999       $300,000              -        $  4,863           -                -
  Secretary and Director

Tas Tsonis                              2001       $350,664      $211,945         $  9,600           -                -
  Vice President, Chief                 2000       $337,417      $161,239         $  9,600      18,050                -
  Executive Officer of                  1999       $337,417      $430,958         $  9,600           -                -
  Pulse Microsystems Ltd.
  and Director

Brian Goldberg                          2001       $350,664      $211,945         $  9,600           -                -
  Vice  President, President of         2000       $337,417      $161,239         $  9,600      18,050                -
  Pulse Microsystems Ltd. and           1999       $337,417      $430,958         $  9,600           -                -
  Director

Kristof Janowski                        2001       $359,200              -        $  7,200           -           $1,500
  Vice President, National              2000       $511,465              -        $  5,800      18,000                -
  Sales                                 1999       $849,295              -               -           -                -


Stock Options

     There were no stock options granted to the named executives during the fiscal year ended January 31, 2001.

Option Exercises and Holdings

     The following table sets forth information concerning the exercise of stock options by the Named Executives during the Company's fiscal year ended January 31, 2001, the number of options owned by the Named Executives and the value of any in-the-money unexercised stock options as of January 31, 2001.


                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values
                        ---------------------------------

                                                                                                    Value of
                                                                          Number of                Unexercised
                                                                         Unexercised              In-the-Money
                                                                           Options                 Options at
                                                                   At Fiscal Year End (#)      Fiscal Year End ($)

                           Shares Acquired      Value Realized          Exercisable/              Exercisable/
        Name               on Exercise (#)             $                Unexercisable           Unexercisable (1)
        ----               ---------------      --------------          -------------           -----------------
Henry Arnberg                    0                     $0               75,000/-0-                   $ 0/0
Kristof Janowski                 0                     $0               31,834/12,000                $ 0/0
Ronald Krasnitz                  0                     $0               184,125/12,000               $ 0/0
Tas Tsonis                       0                     $0               51,640/12,035                $ 0/0
Brian Goldberg                   0                     $0               51,640/12,035                $ 0/0

(1) Represents the closing price of the Company's common stock listed on the NASDAQ National Market on January 31, 2001 minus the respective exercise prices.

Stock Option Plans

     The Company maintains two stock option plans pursuant to which options to purchase an aggregate of 1,284,375 shares of Class A Common Stock may be granted.

     1993 Stock Option Plan. The 1993 Stock Option Plan was adopted by the Board of Directors in December 1993 and was approved by the stockholders of the Company in July 1994 (the "1993 Plan"). The 1993 Plan, as amended, has 1,050,000 shares of Class A Common Stock reserved for issuance upon exercise of options designated as either (i) incentive stock options ("ISOs") under the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) non-qualified options. ISOs may be granted under the 1993 Plan to employees and officers of the Company. Non-qualified options may be granted to consultants, directors (whether or not they are employees), employees or officers of the Company.

     The purpose of the 1993 Plan is to encourage stock ownership by certain directors, officers and employees of the Company and certain other persons instrumental to the success of the Company and to give them a greater personal interest in the success of the Company. The 1993 Plan is administered by the Stock Option Committee. The Committee, within the limitations of the 1993 Plan, determines the persons to whom options will be granted, the number of shares to be covered by each option, whether the options granted are intended to be ISOs, the duration and rate of exercise of each option, the option purchase price per share and the manner of exercise, the time, manner and form of payment upon exercise of an option, and whether restrictions such as repurchase rights in the Company are to be imposed on shares subject to options. Options granted under the 1993 Plan may not be granted at a price less than the fair market value of the Class A Common Stock on the date of grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of the Company). The aggregate fair market value of shares for which ISOs granted to any person are exercisable for the first time by such person during any calendar year (under all stock option plans of the Company and any related corporation) may not exceed $100,000. The 1993 Plan will terminate in December 2003; however, options granted under the 1993 Plan will expire not more than five years from the date of grant. Options granted under the 1993 Plan are not transferable during an optionee's lifetime but are transferable at death by will or by the laws of descent and distribution.

     1994 Non-Employee Director Stock Option Plan. The 1994 Non-Employee Director Stock Option Plan (the "Directors Plan") was adopted by the Board of Directors in September 1994 and was approved by the stockholders of the Company in June 1995. The Directors Plan has 234,375 shares of Class A Common Stock reserved for issuance. Pursuant to the terms of the Directors Plan, each independent unaffiliated Director shall automatically be granted, subject to availability, without any further action by the Board of Directors or the Stock Option Committee: (i) a non-qualified option to purchase 7,500 shares of Class A Common Stock upon their election to the Board of Directors; and (ii) a non-qualified option to purchase 2,500 shares of Class A Common Stock on the date of each annual meeting of stockholders following their election to the Board of Directors. The exercise price of each option is the fair market value of the Company's Class A Common Stock on the date of grant. Each option expires five years from the date of grant and vests in three annual installments of 33 1/3% each on the first, second and third anniversary of the date of grant. Options granted under the Directors Plan are generally not transferable during an optionee's lifetime but are transferable at death by will or by the laws of descent and distribution. In the event an optionee ceases to be a member of the Board of Directors (other than by reason of death or disability), then the non-vested portion of the option immediately terminates and becomes void and any vested but unexercised portion of the option may be exercised for a period of 180 days from the date the optionee ceased to be a member of the Board of Directors. In the event of death or permanent disability of an optionee, all options accelerate and become immediately exercisable until the scheduled expiration date of the option.

     Voluntary Stock Option Cancellation Program. The price of Hirsch's Class A common stock has been depressed for some time. As compared to the exercise price on most incentive stock options, the market price of our stock is and has been for some time significantly lower than the exercise price of most incentive stock options issued to employees of the Company. To restore the incentive value for which the stock option plan was established, the Board of Directors has approved a limited stock option voluntary cancellation program (the "Program"). The Program affords the opportunity for employees, officers and directors holding options to turn them into the Company for cancellation. At that time, no new options will be issued to employees who turn their options in for cancellation. Approximately six (6) months following the termination of the Program, the Company intends to evaluate the option holdings by its employees as a whole and decide whether new options to its employees who have turned in their current options at the then fair market value of the Company's Class A common stock are warranted (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of the Company).

Stock Performance Graph/Table

     The Company believes that it is the only publicly-held firm in the embroidery industry, and therefore does not believe that it can reasonably identify an embroidery industry-based peer group. The Company has elected to define a peer group based on a group of ten industrial distributors, trading in similar SIC Codes, with relatively low market capitalization for a benchmark. The following graph and table compares the percentage indexed change in the cumulative total stockholder return for the five-year period beginning on January 31, 1996, and ending on January 31, 2001, based upon the market price of the Company's Class A Common Stock, with the cumulative total return of the NASDAQ Composite Index and the defined Peer Group. The Peer Group includes the following companies: Check Technology Corp.; Lancer Corp.; Quipp Inc.; Speizman Industries, Inc.; Paul Mueller Company; Control Chief Holdings, Inc.; Oilgear Company; Aviation Sales Company; Key Technology Inc.; and Industrial Holdings Inc. The graph assumes a $100 investment on January 31, 1996 in each of the indices and the reinvestment of any and all dividends.

[GRAPH]


 Comparison of Five-Year Cumulative Total Return Among Hirsch International Corp.,
 NASDAQ Composite Index and an Industry-based Market Capitalization-Based Peer Group

                              1/31/96     1/31/97    1/31/98    1/31/99     1/31/00     1/31/01
Hirsch International Corp.     100          209        194         36          13          10
NASDAQ Composite Index         100          130        153        236         372         262
Peer Group                     100          150        157        155          97          87

Employment Agreements

     Mr. Kris Janowski was employed during fiscal year 2001 under the terms of a written agreement that expired on February 17, 2001 in accordance with its terms. Mr. Janowski continues his employment by the Company on an at-will basis and continues to devote his entire business time and attention to the Company. Mr. Janowski's salary has been reduced from $300,000 per year to $250,000 for the next year and then $200,000 each year thereafter. Mr. Janowski is entitled to executive level benefits, including an automobile allowance, reimbursement of business expenses, health insurance and related benefits.

     Mr. Ronald Krasnitz entered into a five-year employment agreement commencing June 7, 1996, with SMX, guaranteed by the Company, providing for an annual base salary of $300,000. In addition, Mr. Krasnitz's employment agreement provides for the reimbursement of business expenses, the provision of health insurance and an automobile at Company expense and related benefits. The employment agreement requires Mr. Krasnitz to devote his entire business time and attention to the Company and provides for termination upon his death or disability (defined as the inability to perform duties for six (6) consecutive months or nine (9) months in any twelve (12) month period), or for cause (as defined in the employment agreement). The employment agreement also provides that Mr. Krasnitz shall not compete with the Company during the term of the agreement and for a period of five (5) years thereafter. There is no change of control provision contained in the employment agreement.

     Tas Tsonis and Brian Goldberg each entered into a five-year employment agreement commencing in 1994 with Pulse, guaranteed by the Company, providing each with an annual base salary of $300,000. In addition, each of Messrs. Tsonis and Goldberg were entitled to an annual bonus equal to 25% of annual pre-tax profits of Pulse between $400,000 and $1,200,000 and 12.5% of annual pre-tax profits in excess of $1,200,000 during the initial term of the employment agreements. Upon the achievement of certain performance standards, each employment agreement provided for an additional three-year extension of the initial term at the option of the employee upon the same terms with the exception of the bonus payment which will be equal to 12.5% of Pulse's annual pre-tax profits as defined therein. Effective February 24, 1999, each employment agreement was renewed for an additional three (3) year period at the election of each of Messrs. Tsonis and Goldberg. Upon expiration of the first renewal period, each employment agreement may be extended at the option of the employee for a final two-year term upon the same terms and conditions as during the first renewal term without any further right of renewal. In addition, each employment agreement provides for cost of living increases, reimbursement of business expenses, health insurance and related benefits and an automobile allowance. Each employment agreement requires that all of such executive's business time be devoted to the Company. Each Employment Agreement also contains a provision for termination if the employee dies or becomes disabled (defined in the employment agreement as the inability to perform duties for six consecutive months or nine months in any twelve-month period) or if the Company discontinues operating its business or for cause (as defined in the employment agreement). In connection with each employment agreement, Messrs. Tsonis and Goldberg entered into a non-competition undertaking with the Company pursuant to which Messrs. Tsonis and Goldberg have agreed not to compete with the Company during their term of employment and for a period of two years thereafter. The employment agreements do not contain change of control provisions.

401(k) Plan

     The Company sponsors a voluntary contribution plan qualified under Section 401(k) of the Code (the "401(k) Plan"). Employees of the Company who have attained the age of 21 and who complete one year of continuous service are eligible to participate in the 401(k) Plan. Under the 401(k) Plan, an employee may elect to contribute annually on a pre-tax basis to a retirement account a specified percentage of his or her compensation. Each employee is fully vested at all times with respect to his or her contributions. Within certain limits prescribed by the 401(k) Plan and applicable law, the Board of Directors may authorize discretionary matching contributions by the Company up to a maximum of two percent of an eligible employee's annual compensation. The Company elected not to make a matching contribution for the fiscal years ended January 31, 2001, 2000 and 1999, respectively. Tas Tsonis and Brian Goldberg do not participate in the 401(k) Plan.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     The Company's Compensation Committee of the Board of Directors consists of Herbert M. Gardner, Marvin Broitman and Douglas Schenendorf, all of whom are independent outside directors of the Company. Mr. Schenendorf is presently a Senior Vice President of Kaye Insurance Associates, Inc., an insurance brokerage agency. During fiscal 2001, the Company paid an aggregate of $498,000 in insurance premiums for insurance policies underwritten through Kaye Insurance Associates, Inc.

Compensation Committee Report

     The Compensation Committee of the Board of Directors (the "Committee") is composed of three independent outside directors of the Company.

     The Committee focuses on compensating Company executives on a competitive basis with other comparably sized and managed companies in a manner consistent and supportive of overall Company objectives and through a compensation plan which balances the long-term and short-term strategic initiatives of the Company. The Committee intends that the Company's executive compensation program will:

     (1)  reward   executives  for  strategic   management  and  enhancement  of
          stockholder value;

     (2)  reflect each executive's success at resolving key operational issues;

     (3)  facilitate both the short-term and long-term planning process; and

     (4) attract and retain key executives believed to be critical to the long-term success of the Company.

     The Company's compensation program for executive officers generally consists of a fixed base salary, performance-related annual bonus awards and long-term incentive compensation in the form of stock options. In addition, Company executives are able to participate in various benefit plans generally available to other full-time employees of the Company.

     In reviewing the Company and executives' performance, the Committee takes into consideration, among other things, the following performance factors in making its compensation recommendations: revenues, net income and cash flow.

Base Salary

     Base salary for the Company's executives is intended to provide competitive remuneration for services provided to the Company over a one-year period. Base salaries are set at levels designed to attract and retain the most appropriately qualified individuals for each of the key management level positions within the Company. Effective August 1, 1999, Henry Arnberg, the Company's Chief Executive Officer and Paul Levine, the Company's President each voluntarily reduced their base salary to $100,000 on an annualized basis. It is common practice to consider salary decreases of this nature as "temporary" and at the conclusion of an eighteen-month period ending January 31, 2001, the Compensation Committee of the Board of Directors voted to raise their annualized base salary to $300,000 each, based on consultation with outside compensation specialists. In deciding on this year's base salary, the compensation committee considered the restoration of some of the aggregate dollars that were forgone by the two principals over the previous eighteen month period, and will re-evaluate their decision on an annual basis.

Short-Term Incentives

     Short-term incentives are paid primarily to recognize specific operating performance achieved within the last fiscal year. Since such incentive payments are related to a specific year's performance, the Committee understands and accepts that such payments may vary considerably from one year to the next. The Company's bonus program generally ties executive compensation directly back to the annual performance of both the individual executive and the Company overall. Those executives not signatory to an employment agreement are able to earn a percentage of their base salary as a performance-related bonus. Where there is an employment agreement, an executive may earn a percentage of the entity's pre-tax profits as a performance-related bonus. The bonuses paid in FY2001 relate to such employment agreements with the principal executives of Pulse Microsystems Ltd. and were paid within the terms of those agreements.

Long-Term Incentives

     In  order  to  align  long-term   executive   compensation  with  long-term
stockholder value improvements, the Committee has from time to time awarded stock option grants to executives of the Company in recognition of the value of these grants in motivating long-term strategic decision making. In fiscal year 2001, no stock options were issued to any executive officer of the Company.

Chief Executive Officer

     Through February 17, 1999, Mr. Henry Arnberg, Chief Executive Officer, was compensated under a previously disclosed employment agreement between himself and the Company which has lapsed and not been renewed. This contract established the minimum levels of compensation which were to be paid to Mr. Arnberg by the Company. Effective August 1, 1999, Mr. Arnberg voluntarily reduced his base salary to $100,000 on an annualized basis for an eighteen-month period ending January 31, 2001. It is common practice to consider salary reductions of this nature as "temporary" and effective February 1, 2001 the Compensation Committee of the Board of Directors voted to raise his annual salary to $300,000, based on consultation with outside compensation specialists. In deciding on this year's base salary, the Compensation Committee considered the restoration of some of the aggregate dollars that were forgone by Mr. Arnberg over the previous eighteen month period, and will re-evaluate their decision on an annualized basis.

     In addition to his base salary, Mr. Arnberg is eligible to participate in the short-term and long-term incentive programs outlined above for the other Named Executives. Due to the Company's performance during fiscal 2001, Mr. Arnberg did not receive a short-term incentive bonus payment or any long-term incentive stock options from the Company.

                             COMPENSATION COMMITTEE:

                                 Marvin Broitman
                               Herbert M. Gardner
                               Douglas Schenendorf

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth the beneficial ownership of shares of Class A Common Stock and Class B Common Stock as of June 1, 2000, by (i) each person who owns more than 5% of the outstanding shares of Class A and Class B Common Stock; (ii) each executive officer and director of the Company; and (iii) all officers and directors of the Company as a group:


        Name and Address of                             Amount and Nature of         Percent
        Beneficial Owner(1)        Title of Class(2)   Beneficial Ownership         of Class
        -------------------        -----------------   --------------------         --------

Henry Arnberg......................     Class A                88,158 (3)               1.4%
                                        Class B             1,368,578 (3)              51.3%

Paul Levine........................     Class A                75,000 (4)               1.2%
                                        Class B             1,099,621 (4)              41.2%

Tas Tsonis.........................     Class A               136,690 (5)               2.2%
                                        Class B                   -

Brian Goldberg.....................     Class A               136,690 (6)               2.2%
                                        Class B                   -

Ronald Krasnitz ...................     Class A               208,369 (7)               3.2%
                                        Class B                   -

Marvin Broitman....................     Class A                 9,869 (8)                *
                                        Class B                   -

Herbert M. Gardner.................     Class A                16,767 (9)                *
                                        Class B                   -

Douglas Schenendorf................     Class A                14,725 (10)               *
                                        Class B                   -

Kristof Janowski...................     Class A                40,834 (11)               *
                                        Class B                   -

All  Officers  and  Directors  as a     Class A                821,657                12.0%
group  (thirteen persons)..........     Class B              2,493,199                93.4%

*    less than one percent

(1) All addresses are c/o Hirsch International Corp., 200 Wireless Boulevard, Hauppauge, New York 11788.

(2) The Company's outstanding Common Stock consists of two classes. Class A Common Stock and Class B Common Stock. The Class A Common Stock and the Class B Common Stock are substantially identical except that two-thirds of the directors of the Company will be elected by Messrs. Arnberg and Levine, the holders of most of the Class B Common Stock, as long as the number of outstanding Shares of Class B Common Stock equals or exceeds 400,000 shares.

(3)  Includes  options to purchase  37,500,  35,000 and 2,500  shares of Class A
     Common   Stock  at  exercise   prices  of  $15.95,   $18.70  and  $  24.20,
     respectively.

(4) Includes 100,000 shares of Class B Common Stock owned by his wife and 100,000 shares of Class B Common Stock owned by trusts created for the benefit of his minor children as to which he disclaims beneficial ownership. Includes options to purchase 37,500, 35,000 and 2,500 shares of Class A Common Stock at exercise prices of $15.95, $18.70 and $24.20, respectively.

(5) Includes 59,415 shares owned by the Tsonis Family Trust. Includes options to purchase 21,875, 22,500, 1,250, 2,006, 2,006 and 2,005 shares of Class A
     Common Stock at exercise prices of $14.50, $17.00, $22.00, $1.75, $3.50 and $5.25 respectively. Does not include options to purchase 4,011, 4,011 and 4,011 shares of Class A Common Stock at exercise prices of $1.75, $3.50 and $5.25, respectively.

(6) Includes 59,415 shares owned by the Goldberg Klapman Family Trust. Includes options to purchase 21,875, 22,500, 1,250, 2,006, 2,006 and 2,005 shares of
     Class A Common Stock at exercise prices of $14.50, $17.00, $22.00, $1.75, $3.50 and $5.25 respectively. Does not include options to purchase 4,011, 4,011 and 4,011 shares of Class A Common Stock at exercise prices of $1.75, $3.50 and $5.25, respectively.

(7)  Includes options to purchase 165,625, 10,000, 2,500, 2,000, 2,000 and 2,000 shares of Class A Common Stock at exercise prices of $16.20, $17.00, $22.00, $1.75, $3.50 and $5.25 respectively. Does not include options to purchase 4,000, 4,000 and 4,000 shares of Class A Common Stock at exercise prices of $1.75, $3.50 and $5.25 respectively.

(8) Includes options to purchase 3,125, 2,500, 1,667 and 833 shares of Class A Common Stock at exercise prices of $15.50, $22.00, $7.81, and $2.25 respectively. Does not include options to purchase 833, 1,667 and 2,500 shares of Class A Common Stock at exercise prices of $7.81, $2.25 and $1.25 respectively.

(9) Includes 8,002 shares held in retirement account. Also, includes 640 shares owned by his wife as to which he disclaims beneficial ownership. Includes options to purchase 3,125, 2,500, 1,667 and 833 shares of Class A Common Stock at exercise prices of $15.50, $22.00, $7.81, and $2.25 respectively. Does not include options to purchase 833, 1,667 and 2,500 shares of Class A Common Stock at exercise prices of $7.81, $2.25 and $1.25 respectively.

(10) Includes 1,640 shares owned by his wife and 4,960 shares owned by his minor children as to which he disclaims beneficial ownership. Includes options to purchase 3,125, 2,500, 1,667 and 833 shares of Class A Common Stock at exercise prices of $15.50, $22.00, $7.81, and $2.25 respectively. Does not include options to purchase 833, 1,667 and 2,500 shares of Class A Common Stock at exercise prices of $7.81, $2.25 and $1.25 respectively.

(11) Includes options to purchase 8,334, 17,500, 2,000, 2,000, and 2,000 shares of Class A Common Stock at exercise prices of $18.125, $17.00, $1.75, $3.50 and $5.25 respectively. Does not include options to purchase 4,000, 4,000 and 4,000 shares of Class A Common Stock at exercise prices of $1.75, $3.50 and $5.25, respectively.

     The Company is unaware of any arrangements that may result in a change in control of the Company.

Compliance with Section 16(a) of the Exchange Act.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive, officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based solely on the Company's review of the copies of such forms received by it during its fiscal year ended January 31, 2001, the Company believes that the Reporting Persons complied with all filing requirements applicable to them.

Certain Relationships and Related Transactions

     The Company has advanced approximately $409,635 for premiums on split dollar life insurance for the Company's Chief Executive Officer and President. The spouse of each the Chief Executive Officer and President are the beneficiaries of these respective policies. These advances are collateralized by the cash surrender value of the policies, which totaled in the aggregate approximately $526,576 at January 31, 2001.

     The Company purchases certain policies of insurance through Kaye Insurance Associates, Inc., an insurance brokerage agency, of which Douglas Schenendorf is a Senior Vice President, as well as a director of this Company. In Fiscal 2001, 2000, and 1999, the Company paid insurance premiums of approximately $498,000, $633,000, and $574,000 respectively, to the company with which Mr. Schenendorf is affiliated.

     The Company's By-Laws provide that all transactions between the Company and any of its officers, directors or affiliates must be approved by a majority of the unaffiliated members of the Board of Directors, will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes.

Services Provided by the Company's Auditors

     For the year ended January 31, 2001 the Company incurred professional fees to its auditors in the amount of $556,770, of which $346,208 related to auditing services, $39,575 related to information technology services and $170,987 related to all other services. The Company's audit committee has considered whether the non-audit services provided by the Company's auditors in connection with the year ended January 31, 2001 were compatible with the auditors' independence.

                            2. SELECTION OF AUDITORS

     The Board of Directors recommends that the stockholders ratify the appointment of BDO Seidman LLP, independent auditors, which served as the Company's independent auditors for the fiscal year ended January 31, 2001, as independent auditors to audit the Company's Consolidated Financial Statements for the fiscal year ending January 31, 2002. A representative of BDO Seidman LLP is expected to be present at the Meeting and will be given the opportunity to make a statement and to answer any questions any stockholder may have with respect to the Consolidated Financial Statements of the Company for the year ended January 31, 2001.

                 THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR"
                           THE ADOPTION OF PROPOSAL 2.

                                3. OTHER BUSINESS

     The Board of Directors has no knowledge of any other business that may come before the Meeting and does not intend to present any other business. However, if any other business shall properly come before the Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares of Class A Common Stock represented by the accompanying proxy in accordance with their best judgment.

Stockholder's Proposals

     Any stockholder of the Company who wishes to present a proposal to be considered at the next annual meeting of stockholders of the Company and who wishes to have such proposal presented in the Company's proxy statement for such Meeting must deliver such proposal in writing to the Company at 200 Wireless Boulevard, Hauppauge, New York 11788, on or before March 1, 2002. In order to curtail controversy as to the date on which the proposal was received by the Company, it is suggested that proponents submit their proposals by certified mail, return receipt requested.

                                    By Order of the Board of Directors

                                    /s/ Ronald Krasnitz

                                    Ronald Krasnitz, Secretary

     The Company will furnish without charge to each person whose proxy is being solicited by this proxy statement, on the written request of such person, a copy of the Company's Annual Report on Form 10-K, for its fiscal year ended January 31, 2001. Such request should be addressed to Stockholder Relations, Hirsch International Corp., 200 Wireless Boulevard, Hauppauge, New York 11788.

Dated:   May 30, 2001